FOR IMMEDIATE RELEASE
November 5, 2013

CONTACT:
Van A. Dukeman, President & CEO
(217) 365-4510

First Busey Corporation Announces Robin N. Elliott to Be Appointed Chief Financial Officer Effective January 1, 2014.

Champaign, IL – First Busey Corporation (Nasdaq: BUSE) and Busey Bank today announced that Robin N. Elliott will be appointed the Chief Financial Officer of First Busey Corporation and Busey Bank, effective January 1, 2014.  Mr. Elliott will continue in his current role as Director of the Business Banking Group of Busey Bank until his appointment as Chief Financial Officer. Additionally, Susan K. Miller will be named Deputy Chief Financial Officer of First Busey Corporation and Busey Bank, effective January 1, 2014.  David B. White, will continue to serve as Chief Financial Officer through December 31, 2013, and will remain as an employee of the organization through his retirement on July 1, 2014, to facilitate a successful transition.

“Robin has risen within the ranks of the Busey organization and proven himself an excellent leader.  He has played instrumental roles in executing various strategic initiatives across the organization, including serving as EVP of Finance & Treasury, and most recently leading the successful growth effort to significantly expand our small business loan portfolio,” said Van A. Dukeman, President and Chief Executive Officer of First Busey Corporation.  “We are pleased that our process of recognizing internal talent has led to the promotions of two strong leaders from within our organization, and we welcome Robin and Susan into their new roles,” added Dukeman.

“Additionally, it has been an honor to work with Dave during his 20-plus years of service to Busey. Throughout his distinguished tenure, he helped define our organization and paved a solid foundation for future success,” commented Dukeman.

Mr. Elliott is a Certified Public Accountant and received his undergraduate degree from Indiana University’s Kelley School of Business and has a Master’s in Accountancy from the University of Illinois. In addition, he earned his executive MBA from Northwestern University’s Kellogg School of Management. Mr. Elliott joined Busey in 2006 and has served as Executive Vice-President and Director of Finance & Treasury at Busey Bank prior to leading its Business Banking Group.  Prior to joining Busey Bank, he worked for various national accounting firms, including Ernst & Young.

Ms. Miller, a Certified Public Accountant, joined Busey in 2011 as Director of Finance.  She attended the University of Montana and has over 25 years of management experience with other financial institutions such as Bank One, SunTrust and Whitney National Bank.

Corporate Profile

First Busey Corporation (NASDAQ: BUSE) was selected from over 8,000 U.S. companies for Forbes’ list of America’s 100 Most Trustworthy Companies in 2013. We are honored that our dedication to transparent and conservative accounting practices and solid corporate governance has been recognized—a further tribute to our success over the past 145 years. We look forward to building upon our traditions—with continued openness and integrity—in 2013 and beyond. For the full article, visit Forbes.com.

First Busey Corporation is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida. Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com. Busey Bank had total assets of $3.5 billion as of September 30, 2013.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states. More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of September 30, 2013, Busey Wealth Management had approximately $4.7 billion under care.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.